EX-FILING FEES

Calculation of Filing Fee Tables

Form N-2
(Form Type)

TPG PRIVATE MARKETS FUND
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carryforward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
						Newly Registered Securities
Fees to Be Paid	Equity	Common Shares of Beneficial Interest	457(o)	--	--	$1,500,000,000	0.00015310	$229,650
Fees Previously Paid	Equity	Common Shares of Beneficial Interest		--	--	--	--	--	--	--	--	--

						Carry Forward Securities
Carry Forward Securities	Equity	Common Shares of Beneficial Interest	--	--	--	--	--	--	--	--	--	--

		Total Offering Amount				$1,500,000,000		$229,650
		Total Fees Previously Paid						--
		Total Fee Offsets						--
		Net Fee Due						$229,650

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.